Exhibit 2.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:16 PM 05/22/2020
FILED 01:16 PM 05/22/2020
SR 20204453551 - File Number 7721713

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

LANDA APP LLC

Landa App LLC, a Delaware limited liability company (the “Company”), desiring to amend its Certificate of Formation, as amended, in accordance with Section 18-202 of the Delaware Limited Liability Company Act (the “Act”), does hereby certify as follows:

1. The name of the limited liability company is Landa App LLC.

2. The Certificate of Formation of the Company is hereby amended to include the following Paragraph 4:

“4. Notice is hereby given that, pursuant to Section 18-215(b) of the Act, the Company has or may establish one or more designated series, and the debts, liabilities, and obligations incurred, contracted for or otherwise existing with respect to a particular series of the Company, shall be enforceable against the assets of such series only and not against the assets of the Company generally, or any other series thereof, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Company generally or any other series thereof, shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Formation on this 22 day of May, 2020.

LANDA APP LLC

By:	/s/ Yishai Cohen
Name:	Yishai Cohen